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                                                                     EXHIBIT 5.1

                                                                October 21, 1996

PAREXEL International Corporation
195 West Street
Waltham, MA 02154

RE:  Registration Statement on Form S-1
     Relating to 1,466,250 shares of Common Stock

Dear Sir or Madam:

     This opinion relates to an aggregates of 1,466,250 shares of Common Stock, par value $.01 per share (the "Common Stock"), of PAREXEL International Corporation (the "Company"), which are the subject matter of a Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 22, 1996 (the "Registration Statement").

     The 1,466,250 shares of Common Stock covered by the Registration Statement consist of 1,275,000 shares being sold by the Company and certain Selling Stockholders to be named in the prospectus (the "Prospectus") included in the Registration Statement and an additional 191,250 shares subject to an overallotment option granted to the underwriters by the Company.

     Based upon such investigation as we have deemed necessary, we are of the opinion that when the shares of Common Stock to be sold by the Company and the Selling Stockholders pursuant to the Prospectus have been issued or sold and paid for in accordance with the terms described in the Prospectus, such shares of Common Stock will have been validly issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under caption "Legal Matters."
                                     Very truly yours,

                                     TESTA, HURWITZ & THIBEAULT, LLP